Exhibit 5.1

Zouvas Law Group

Luke C. Zouvas
Wade D. Heuttel	Telephone: 619.688.1116
Jarvis J. Lagman	Facsimile: 619.610.9375
Angela M. Fontanini	info@zouvaslaw.com
Jessica M. Lockett
Jeffery M. Stein*

*Admitted in NY only

November 15, 2013

KM Wedding Events Management, Inc.

11501 Dublin Blvd., Suite 200

Dublin, CA 94568

Re: Registration Statement on Form S-1 for KM Wedding Events Management, Inc.

Ladies and Gentlemen:

We have acted as counsel to KM Wedding Events Management, Inc. (the “Company”), a corporation incorporated under the laws of the State of Delaware, in connection with the filing, on or about the date of this letter, of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of 17,912,660 shares of the Company’s common stock (collectively, the “Registered Shares”), consisting of:

1.	10,000,000 shares of common stock for sale by the Company; and
2.	7,912,660 shares of common stock for resale by certain selling shareholders named in the Registration Statement

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the Registered Shares have been duly authorized and when issued and paid for as described in the Registration Statement, will be, validly issued, fully paid and non-assessable.

We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Delaware corporation. This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Delaware law, including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not represent that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Zouvas Law Group, P.C.

Zouvas Law Group, P.C.